EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-204649-01 on Form S-3 of our report dated February 23, 2017, relating to the consolidated financial statements and financial statement schedule of Tanger Properties Limited Partnership and subsidiaries (the “Operating Partnership”), and the effectiveness of the Operating Partnership's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Tanger Properties Limited Partnership and subsidiaries for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina
February 23, 2017